Exhibit 99.1

UMB Financial Corporation 1010 Grand Boulevard Kansas City, MO 64106 816.860.7000 umb.com	News Release

//FOR IMMEDIATE RELEASE//

Media Contact: Kristin Kovach: 816.507.1069

Investor Relations Contact: Kay Gregory: 816.860.7106

UMB Capital Corporation Finds Success with Portfolio Company,

Tattooed Chef, Inc.’s, Merger and Initial Public Offering

KANSAS CITY, Mo. (October 19, 2020) — UMB Financial Corporation (Nasdaq: UMBF) announced that UMB Capital Corporation, a small business investment company (SBIC) and subsidiary of UMB Bank, n.a., has acquired approximately 4.05 million shares of Tattooed Chef, Inc. (Nasdaq: TTCF) as a result of a business combination transaction between Forum Merger II Corporation, a special purpose acquisition entity, and the former parent company of Itella International LLC, resulting in the new public company. UMB Financial Corporation expects to realize as of closing a gain of approximately $42 million from an initial investment of $7 million.

UMB Capital Corporation had owned a 12.5% stake in Ittella since April 2019. It now owns approximately 7% of Tattooed Chef, Inc. on a fully diluted basis.

“This is an exciting time for Tattooed Chef, Inc. and its shareholders as they begin this new chapter,” said Andre Trudell, president of UMB Capital Corporation. “What began as a lending relationship between UMB and Sam Galletti and Family has truly grown into a great partnership and success story. Working through the lifecycle of their company’s evolution has been a privilege. We look forward to investing and partnering with more businesses to help them reach their ultimate goals.”

As a result of UMB Capital’s ownership interest, it received approximately $9 million in cash along with the shares of Tattooed Chef at the closing of the transaction. Additionally, if the Tattooed Chef common stock achieves certain trading milestones during the three years following the closing, UMB Capital could receive up to an additional 625,000 shares of Tattooed Chef.

“Our relationship with UMB Capital has been important for our growth and success as a company,” said Sam Galletti, chairman and chief executive officer of Tattooed Chef, Inc. “With the support of UMB we have developed a unique and industry-altering food alternative. Now, with our transition to a public company we will have greater resources to fund the next stage or the advancement of the Tattooed Chef.    We are pleased to have them continuing as an important stockholder in the company.”

Since 2015, UMB Capital Corporation has assisted more than 45 companies with growth, acquisition, change of control, and recapitalization via debt and equity investments.

“At UMB, we bring an entrepreneurial spirit to all we do, which is why being able to invest in companies in which we see great potential is all the more rewarding,” said Mariner Kemper, chairman, president and chief executive officer of UMB Financial Corporation. “The diversity of our business gives us the opportunity to strategically invest and help others grow their businesses while also meeting a variety of their financial services needs. This is an exciting time for our own more than 100-year-old startup to find new ways to grow our business while helping others reach their full potential.”

UMB Capital Corporation specializes in effectively capitalizing middle market business, as well as helping high-growth financial technology companies achieve long-term goals. Investments range from $500,000 to $7.5 million with companies in the niche manufacturing, distribution, industrial and business services industries. UMB Capital Corporation is part of UMB’s Capital Finance division, which also offers a suite of financial solutions ranging from accounts receivable purchases and invoice financing to asset-based loans.

About UMB:

UMB Financial Corporation (Nasdaq: UMBF) is a financial services company headquartered in Kansas City, Missouri. UMB offers commercial banking, which includes comprehensive deposit, lending and investment services, personal banking, which includes wealth management and financial planning services, and institutional banking, which includes asset servicing, corporate trust solutions, investment banking, and healthcare services. UMB operates branches throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas, and serves business and institutional clients nationwide. For more information, visit UMB.com, UMB Blog, UMB Facebook and UMB LinkedIn, or follow us on Twitter at @UMBBank. For information about UMB’s operations, approach and relief measures during the COVID-19 pandemic, please visit umb.com/COVID-19.

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